Exhibit 99.26(d)i.

Massachusetts Mutual Life Insurance Company [Home Office: 1295 State Street Springfield, Massachusetts 01111-0001]

Flexible Premium Adjustable Variable Life Insurance Policy

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]	INITIAL FACE AMOUNT	[$500,000]

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through this policy, remember the words “Company,” “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company, and the words “you” and “your” refer to the Owner of this policy.

We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured’s death is received at our Home Office or Administrative Office at [1295 State Street, Springfield, Massachusetts 01111-0001].

The terms of this policy are contained on this and the following pages. For service and information on this policy, contact the agent who sold the policy, any of our agency offices, or our Home Office or Administrative Office. You may contact us at our Home Office or Administrative Office, toll free: [1-800-272-2216], or visit our website at [www.massmutual.com].

YOU HAVE THE RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, contact us in writing and return the policy within [10] days after you receive it. You may return the policy by delivering or mailing it to our Home Office or Administrative Office, any of our agency offices, or the agent who sold the policy. Then, the policy will be as though it had never been issued. We will refund (a) any premium paid for this policy, plus (b) interest credited to this policy under the Guaranteed Principal Account, plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account, minus (d) any amounts withdrawn and any Policy Debt. The refund will be effective as of the Valuation Date that is on or next follows the date on which we receive your request.

Signed for Massachusetts Mutual Life Insurance Company.

Sincerely yours,

[ /s/ Roger W. Crandall ]	[ /s/ Pia Flanagan ]

PRESIDENT	SECRETARY

This Flexible Premium Adjustable Variable Life Insurance Policy provides that:

•	A death benefit is payable when the Insured dies.
•	Within specified limits, flexible premiums may be paid during the Insured’s lifetime.
•	Monthly Charges are adjustable, but cannot be more than the maximums shown in the Policy Specifications.
•	This policy is non-participating – No dividends will be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.

The Variable Account Value of this policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the Variable Account Value.

The Fixed Account Value of this policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

ICC18-MMVUL

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will prevail. See the provisions for full information and any limits that may apply. The “Table Of Contents” shows where the provisions may be found.

This is a variable universal life insurance policy. We will pay a death benefit if the Insured dies while the policy is In Force. “In Force” means that the insurance has not terminated. “Variable” means that values depend on the investment performance of the Separate Account shown in the Policy Specifications and are not guaranteed as to dollar amount. “Universal life” means that, subject to the limits and conditions stated in this policy, the amount of insurance may be adjusted and flexible premium payments may be made.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date, unless a payment is needed to keep this policy In Force. Instead, within the limits stated in the policy, any amount may be paid on any date during the lifetime of the Insured.

Premiums are applied to increase the value of this policy. Monthly Charges are deducted from the value of this policy each month. If the value cannot cover the Monthly Charges for a month and premiums paid do not meet certain requirements, this policy may terminate at the end of 61 days. There is, however, a right to reinstate this policy.

Other rights available while the Insured is living include the rights to:

•	Change the Owner or any Beneficiary;
•	Assign this policy;
•	Change the Face Amount;
•	Change the Death Benefit Option;
•	Make loans;
•	Make withdrawals;
•	Surrender this policy;
•	Allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account; and
•	Transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

ICC18-MMVUL

TABLE OF CONTENTS

Policy Specifications

	Page No.		Page No.
Part 1. - The Basics Of This Policy	1	Face Amount Charge	10
The Parties Involved - Owner, Insured,		Insurance Charge	10
Beneficiary, Irrevocable Beneficiary	1	Rider Charge	11
Dates - Policy Date, Policy Anniversary	1	Grace Period And Termination	11
Date, Policy Year, Monthly Charge Date		Safety Test	12
Issue Date, Valuation Date, Register Date
Ages - Issue Age, Attained Age	2	Part 4. - Life Benefits	12
Face Amount	2	Policy Ownership	12
Year Of Coverage	2	Rights Of Owner	12
Home Office or Administrative Office	2	Changing The Owner Or Beneficiary	13
Written Request	2	Transfers Of Values	13
Good Order	2	Limits On Transfers	13
Currency	2	Assigning This Policy	14
Financial Transaction	3	Right To Change The Face Amount	14
Policy Debt	3	Increases In The Face Amount	14
In Force	3	Decreases In The Face Amount	14
Policy A Legal Contract	3	Evidence Of Changes	15
Attachment Of Riders	3	Borrowing Against This Policy	15
Representations And Contestability	3	Right To Make Loans	15
Misstatement Of Age Or Gender	4	Effect Of Loan	15
Death By Suicide	4	Maximum Loan Available	15
Status For Federal Tax Purposes	4	Interest On Loans	15
Juvenile Risk Classification	4	Policy Debt Limit	15
Conformity With Interstate Insurance		Repayment Of Policy Debt	16
Product Regulation Commission		Other Borrowing Rules	16
Standards	5	Surrendering This Policy And Making
		Withdrawals	16
Part 2. - Premium Payments	5	Right To Surrender	16
First Premium	5	Net Surrender Value	16
Planned Premium(s)	5	Making Withdrawals	16
Premium Flexibility And Premium Notices	5	How We Pay	17
Where To Pay Premiums	6	Reinstating This Policy	18
Right To Refund Premiums	6	When Policy May Be Reinstated	18
Net Premium	6	Requirements To Reinstate	18
Allocation Of Net Premiums	6	Policy After Reinstatement	18
General Investment Account	7	Reports To Owner	18
		Annual Report	18
Part 3. - Accounts, Values, Credits And Charges	7	Illustrative Report	19
The Separate Account And The
Guaranteed Principal Account	7	Part 5. - The Death Benefit	18
Separate Account	7	Amount Of Death Benefit	19
Changes In The Separate Account	7	Death Benefit Options	19
Accumulation Units	7	Minimum Death Benefit	20
Purchase And Sale Of Accumulation Units	7	Changes In The Death Benefit Option	19
Guaranteed Principal Account	8	When We Pay	20
Values Of This Policy	8	Interest On Death Benefit	20
Account Value	8
Variable Account Value	8	Part 6. - Notes On Our Computations	21
Fixed Account Value	8	Accumulation Unit Value	21
Interest On Fixed Account Value	9	Change In Net Asset Value (NAV)	21
Persistency Credit	9	Formula	21
Monthly Policy Charges	10	Adjustment Of Units And Values	21
Monthly Charge(s)	10	Basis Of Computation	21
Administrative Charge	10	Method Of Computing Values	22

Any riders and endorsements, and a copy of the application for the policy, follow page 22.

ICC18-MMVUL

THIS PAGE IS INTENTIONALLY LEFT BLANK

ICC18-MMVUL

[POLICY SPECIFICATIONS] FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY NUMBER	[123456789]	ISSUE AGE AND GENDER	[35] [MALE]
POLICY DATE	[JANUARY 1, 2018]	INITIAL FACE AMOUNT	[$500,000]
ISSUE DATE	[JANUARY 1, 2018]
RISK CLASS	SEE THE TABLE(S) OF MAXIMUM MONTHLY INSURANCE CHARGES
DATE PREPARED	[JANUARY 3, 2018]

The telephone number for the [XYZ Department of Insurance] is [1-000-000-0000.]

Subject to the terms of this policy, the Face Amount is adjustable. If the Face Amount is adjusted, then we will send you revised or additional Policy Specifications.

MINIMUM FACE AMOUNT	[$50,000]
MINIMUM FACE AMOUNT INCREASE	[$25,000]

DEATH BENEFIT OPTION (See Part 5 of this policy.)	[1]

MONTHLY CHARGE DATES	[1st] day of each month

FIRST PREMIUM	[$5,000.00]
PLANNED PREMIUM	[$5,000.00]
PLANNED PREMIUM FREQUENCY	[Annual]

[CONVERSION PERIOD (See Endorsement)]	[January 1, 2020 to January 1, 2028]

GUARANTEE PERIOD	First [10] Policy Years
GUARANTEE MONTHLY PREMIUM	[$203.85]
POLICY CHARGES AND FEES:
MAXIMUM PREMIUM EXPENSE CHARGE	[8.00%] of premium payments up to Premium
DURING EACH YEAR OF COVERAGE (See Net Premium provision in Part 2.)	Expense Factor; [7.00%] of excess premium payments

MAXIMUM MONTHLY ADMINISTRATIVE CHARGE*	[$15.00]
MAXIMUM MONTHLY FACE AMOUNT CHARGE*
BY YEAR OF COVERAGE
Years 1-2	[$0.77] (per $1,000 of Face Amount)
Years 3-5	[$0.68] (per $1,000 of Face Amount)
Years 6-20	[$0.50] (per $1,000 of Face Amount)
Years 21 and later	[$0.00] (per $1,000 of Face Amount)

MAXIMUM MONTHLY INSURANCE CHARGE*	See the Table(s) Of Maximum Monthly Insurance Charges

RIDER CHARGES*	See the Policy Specifications for the rider(s), if any

*For more information, see the "Monthly Policy Charges" section in Part 3 of this policy. Monthly charges beyond the Attained Age 120 of the Insured are zero.]

NOTE: This policy is non-participating – No dividends will be paid.

NOTE: Neither the timely payment of planned premiums nor the issuance of the policy with a planned premium of $0.00 guarantees that this policy will stay in force until the Insured's Attained Age 121 or death.

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POLICY SPECIFICATIONS PAGE 1 OF 13

[POLICY SPECIFICATIONS] FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

MAXIMUM LOAN INTEREST RATE EXPENSE CHARGE	[1.00%]

SURRENDER CHARGE	See the Table(s) Of Surrender Charges

MAXIMUM SEPARATE ACCOUNT ASSET CHARGE**	[1.25% (0.0000340349 daily equivalent)]

[PERSISTENCY CREDIT START DATE]	[January 1, 2033]

MINIMUM ANNUAL INTEREST RATE FOR THE GUARANTEED PRINCIPAL ACCOUNT	[1.00% (decimal monthly equivalent 0.00082954)] [(decimal daily equivalent 0.00002726)]

LOAN INTEREST RATE (See Interest On Loans in Part 4.)	[4.00%]

**For more information, see the Change in Net Asset Value (NAV) Formula provision in Part 6 of this policy.

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POLICY SPECIFICATIONS PAGE 2 OF 13

[POLICY SPECIFICATIONS] FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

LIMIT ON PREMIUM PAYMENTS IN ANY POLICY YEAR:

[The maximum limit for premium payments in any Policy Year is [the largest premium that would not exceed the LIMIT ON TOTAL PREMIUM PAYMENTS stated below or, if greater, the amount of premium necessary to keep the policy inforce.]

[There is no maximum limit for premium payments in any Policy Year.]

However, in addition, any premium payment that would exceed the [greatest] [greater] of the following amounts may only be accepted if the insured provides us with satisfactory evidence of insurability.

•	[$9,100.00;]
•	The amount of premiums paid in the preceding Policy Year; and
•	The largest premium that would not increase the insurance risk, as described in the Insurance Charge provision in Part 3.

[LIMIT ON TOTAL PREMIUM PAYMENTS:

For this Policy to quality as life insurance under the current law, the maximum limit on the sum of the premiums paid under this policy is the greater of items A and B below. This limit may be revised if the policy is changed. These changes include, but are not limited to, withdrawals, changing the Face Amount or Death Benefit Option, and adding or deleting benefit riders. If the limit is revised, we will send you revised or additional Policy Specifications.

A.	[$60,068.17];
B.	[$ 5,064.36] multiplied by the result of one (1) plus the number of full Policy Years elapsed.]

LIMITATION ON NET PREMIUM ALLOCATIONS AND TRANSFERS:

While this policy is in force, the limit on the number of distinct Separate Account divisions to which Net Premiums are allocated and transfers are made is [95].

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POLICY SPECIFICATIONS PAGE 3 OF 13

[POLICY SPECIFICATIONS] FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

SEPARATE ACCOUNT INFORMATION (See The Separate Account provision in Part 3.)

The Separate Account referred to in this policy is [Massachusetts Mutual Variable Life Separate Account I.]

The divisions of the Separate Account are:

[BlackRock Small Cap Index V.I.	MML High Yield
Fidelity VIP Bond Index	MML Income & Growth
Fidelity VIP Contrafund®	MML Inflation-Protected and Income
Fidelity VIP Extended Market Index	MML International Equity
Fidelity VIP International Index	MML Large Cap Growth
Fidelity VIP Total Market Index	MML Managed Bond
Ivy VIP Asset Strategy	MML Managed Volatility
MML Aggressive Allocation	MML Mid Cap Growth
MML American Funds Core Allocation	MML Mid Cap Value
MML American Funds Growth	MML Moderate Allocation
MML American Funds International	MML Short-Duration Bond
MML Asset Momentum	MML Small Cap Equity
MML Balanced Allocation	MML Small Cap Growth Equity
MML Blend	MML Small Company Value
MML Blue Chip Growth	MML Small/Mid Cap Value
MML Conservative Allocation	MML Special Situations
MML Dynamic Bond	MML Strategic Emerging Markets
MML Equity	MML Total Return Bond
MML Equity Income	MML U.S. Government Money Market
MML Equity Index	Oppenheimer Discovery Mid Cap Growth
MML Equity Rotation	Oppenheimer Global
MML Focused Equity	Oppenheimer Global Strategic Income
MML Foreign	Oppenheimer International Growth
MML Fundamental Growth	Oppenheimer Main Street
MML Fundamental Value	Vanguard VIF Global Bond Index
MML Global	Vanguard VIF Mid Cap Index
MML Growth Allocation	Vanguard VIF Real Estate Index]
MML Growth & Income

The types of investments and the objectives for each division are given in the Prospectus.

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POLICY SPECIFICATIONS PAGE 4 OF 13

[POLICY SPECIFICATIONS] FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

RIDER(S) ATTACHED TO THIS POLICY:

[Substitute Of Insured Rider]	[$75.00 fee if exercised]
[Accelerated Death Benefit For Chronic Illness Rider]
[Waiver Of Monthly Charges Rider]
[Guaranteed Insurability Rider]
[Accelerated Death Benefit For Terminal Illness Rider]	[$250.00 fee if exercised]
[Overloan Protection Rider]	[Refer to Policy Specifications page if exercised]

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POLICY SPECIFICATIONS PAGE 5 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

PREMIUM EXPENSE FACTOR:      [4,500.00]

TABLE OF MAXIMUM MONTHLY INSURANCE CHARGES

RATES PER THOUSAND OF INSURANCE RISK

RISK CLASS:	[NONTOBACCO ]

ATTAINED AGE	MONTHLY RATE	ATTAINED AGE	MONTHLY RATE	ATTAINED AGE	MONTHLY RATE
[35	0.075000	64	0.597500	93	17.624166
36	0.087500	65	0.663333	94	19.030000
37	0.098333	66	0.734166	95	20.283333
38	0.108333	67	0.810000	96	21.869166
39	0.114166	68	0.894166	97	23.557500
40	0.119166	69	0.989166	98	25.392500
41	0.125833	70	1.100833	99	27.333333
42	0.134166	71	1.233333	100	29.340833
43	0.141666	72	1.391666	101	31.205833
44	0.149166	73	1.575833	102	33.066666
45	0.152500	74	1.785833	103	34.888333
46	0.159166	75	2.020000	104	36.637500
47	0.164166	76	2.276666	105	38.280000
48	0.170833	77	2.559166	106	39.785833
49	0.178333	78	2.871666	107	41.943333
50	0.187500	79	3.228333	108	44.217500
51	0.201666	80	3.640000	109	46.615833
52	0.219166	81	4.121666	110	49.143333
53	0.240000	82	4.660833	111	51.808333
54	0.261666	83	5.288333	112	54.618333
55	0.283333	84	6.015833	113	57.580000
56	0.303333	85	6.861666	114	60.702500
57	0.322500	86	7.840833	115	63.995000
58	0.342500	87	8.967500	116	67.465000
59	0.365833	88	10.241666	117	71.123333
60	0.395000	89	11.624166	118	74.980833
61	0.434166	90	13.098333	119	79.046666
62	0.482500	91	14.612500	120	83.333333]
63	0.536666	92	16.126666

The above rates are based on the (“Age Nearest Birthday”) [Commissioners’ 2017 Standard Ordinary [Nonsmoker] Ultimate Mortality Table – [Male.]]

Maximum Monthly Insurance Charges beyond Attained Age 120 of the Insured are zero.

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POLICY SPECIFICATIONS PAGE 6 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

TABLE OF SURRENDER CHARGES

IF SURRENDER OCCURS IN POLICY YEAR	SURRENDER CHARGE
[1	[$5,625.00
2	$5,625.00
3	$5,625.00
4	$5,625.00
5	$5,625.00
6	$4,687.50
7	$3,750.00
8	$2,812.50
9	$1,875.00
10	$937.50
11 and later]	$0.00]

For more information on surrender charges, see the “Surrendering This Policy And Making Withdrawals” section in Part 4 of this policy.

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POLICY SPECIFICATIONS PAGE 7 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

TABLE OF OVERLOAN PROTECTION RIDER CHARGE PERCENTAGES

ATTAINED AGE	RIDER CHARGE PERCENTAGE	TRIGGER POINT
[75	3.20%	96.00%
76	3.20%	96.00%
77	3.20%	96.00%
78	3.20%	96.00%
79	3.20%	96.00%
80	3.20%	96.00%
81	3.20%	96.00%
82	3.20%	97.00%
83	3.10%	97.00%
84	3.10%	97.00%
85	3.00%	97.00%
86	2.90%	97.00%
87	2.70%	97.00%
88	2.50%	97.00%
89	2.30%	98.00%
90	2.00%	98.00%
91	1.50%	98.00%
92	1.00%	98.00%
93	1.00%	98.00%
94	1.00%	98.00%
95+	1.00%	98.00%]

]

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POLICY SPECIFICATIONS PAGE 8 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

MAXIMUM LIFETIME AMOUNT TO BE ACCELERATED:	[$1,000,000]

TABLE OF GUARANTEED MINIMUM CHRONIC ILLNESS RIDER

MORTALITY RATES – [MALE]

ATTAINED AGE	MORTALITY RATE	ATTAINED AGE	MORTALITY RATE	ATTAINED AGE	MORTALITY RATE
[35	0.002740	70	0.034320	105	0.459360
36	0.003000	71	0.038180	106	0.477430
37	0.003240	72	0.042680	107	0.503320
38	0.003520	73	0.047880	108	0.530610
39	0.003800	74	0.053720	109	0.559390
40	0.004120	75	0.060120	110	0.589720
41	0.004420	76	0.067020	111	0.621700
42	0.004680	77	0.074440	112	0.655420
43	0.004800	78	0.082500	113	0.690960
44	0.004940	79	0.091540	114	0.728430
45	0.005080	80	0.101820	115	0.767940
46	0.005220	81	0.113660	116	0.809580
47	0.005340	82	0.126660	117	0.853480
48	0.005480	83	0.142780	118	0.899770
49	0.005620	84	0.161260	119	0.948560
50	0.005860	85	0.164286	120	1.000000]
51	0.006180	86	0.165552
52	0.006560	87	0.165552
53	0.007000	88	0.165552
54	0.007500	89	0.165552
55	0.008100	90	0.166120
56	0.008780	91	0.183550
57	0.009560	92	0.200750
58	0.010440	93	0.217620
59	0.011480	94	0.233310
60	0.012660	95	0.247140
61	0.014040	96	0.265110
62	0.015580	97	0.284420
63	0.017320	98	0.305630
64	0.019240	99	0.328330
65	0.021280	100	0.352090
66	0.023460	101	0.374470
67	0.025760	102	0.396800
68	0.028260	103	0.418660
69	0.031060	104	0.439650

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POLICY SPECIFICATIONS PAGE 9 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

DEATH BENEFIT FACTORS

ATTAINED AGE	FACTOR	ATTAINED AGE	FACTOR	ATTAINED AGE	FACTOR
[35	2.50	64	1.22	93	1.02
36	2.50	65	1.20	94	1.01
37	2.50	66	1.19	95	1.00
38	2.50	67	1.18	96	1.00
39	2.50	68	1.17	97	1.00
40	2.50	69	1.16	98	1.00
41	2.43	70	1.15	99	1.00
42	2.36	71	1.13	100	1.00
43	2.29	72	1.11	101	1.00
44	2.22	73	1.09	102	1.00
45	2.15	74	1.07	103	1.00
46	2.09	75	1.05	104	1.00
47	2.03	76	1.05	105	1.00
48	1.97	77	1.05	106	1.00
49	1.91	78	1.05	107	1.00
50	1.85	79	1.05	108	1.00
51	1.78	80	1.05	109	1.00
52	1.71	81	1.05	110	1.00
53	1.64	82	1.05	111	1.00
54	1.57	83	1.05	112	1.00
55	1.50	84	1.05	113	1.00
56	1.46	85	1.05	114	1.00
57	1.42	86	1.05	115	1.00
58	1.38	87	1.05	116	1.00
59	1.34	88	1.05	117	1.00
60	1.30	89	1.05	118	1.00
61	1.28	90	1.05	119	1.00
62	1.26	91	1.04	120	1.00]
63	1.24	92	1.03

[Death Benefit Factors beyond Attained Age 120 of the Insured are 1.00. These Death Benefit Factors are used to determine the amount of the minimum death benefit. For more information, see Part 5 – The Death Benefit.]

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POLICY SPECIFICATIONS PAGE 10 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

OTHER

[THIS POLICY'S CONTESTABILITY PROVISION IS WAIVED TO THE EXTENT THIS PERIOD HAS ELAPSED IN THE POLICY BEING REPLACED IN AN AMOUNT EQUAL TO THE FACE AMOUNT IN THE POLICY BEING REPLACED.]

[THIS POLICY’S SUICIDE EXCLUSION AND CONTESTABILITY PROVISIONS ARE WAIVED TO THE EXTENT THESE PERIODS HAVE ELAPSED IN THE POLICY BEING REPLACED IN AN AMOUNT EQUAL TO THE FACE AMOUNT IN THE POLICY BEING REPLACED.]

[WITH REGARD TO FINANCED PURCHASES, THE WAIVER OF THIS POLICY’S CONTESTABILITY PROVISION OR SUICIDE EXCLUSION AND CONTESTABILITY PROVISIONS DESCRIBED ABOVE MAY BE LIMITED TO THE AMOUNT THE FACE AMOUNT OF THE EXISTING POLICY IS REDUCED BY THE USE OF EXISTING POLICY VALUES TO FUND THE NEW POLICY OR CONTRACT.]

ICC18-MMVUL-SP

POLICY SPECIFICATIONS PAGE 11 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

OWNER INFORMATION

OWNER

[SEE PART 1 OF THE APPLICATION AND/OR OWNER DESIGNATION FORM, WHERE APPLICABLE.]

ICC18-MMVUL-SP

POLICY SPECIFICATIONS PAGE 12 OF 13

[POLICY SPECIFICATIONS]
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY

INSURED	[JOHN A. DOE]
POLICY DATE	[JANUARY 1, 2018]	POLICY NUMBER	[123456789]
ISSUE DATE	[JANUARY 1, 2018]

BENEFICIARY INFORMATION

BENEFICIARY

[SEE PART 1 OF THE APPLICATION AND/OR BENEFICIARY DESIGNATION FORM, WHERE APPLICABLE.]

ICC18-MMVUL-SP

POLICY SPECIFICATIONS PAGE 13 OF 13

Part 1.        The Basics Of This Policy

This Part discusses some definitions and insurance concepts necessary to understand this policy. Throughout this policy, the words “Company”, “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company, and “you and “your” refer to the Owner of this policy.

The Parties Involved - Owner, Insured, Beneficiary, Irrevocable Beneficiary	The Owner is the person who owns this policy, as shown in our records. The Owner has the right to exercise rights and privileges and to receive benefits under the terms of this policy during the lifetime of the Insured. If the Owner designated under the terms of this policy is not living and if the policy does not provide otherwise, the Owner will be the estate of the last Owner to die.

For more information about the rights and benefits available to the Owner, see the Policy Ownership section in Part 4. The Insured is the person whose life this policy insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

	Example:	You buy a policy that insures your own life and name yourself as Owner. In this case, you are both the Insured and the Owner. If you buy a policy that insures your son and name yourself as Owner, then the Insured and Owner are different people.

A Beneficiary is any person named in our records to receive the death benefit after the Insured has died. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

	Example:	Elizabeth is named as primary (first) Beneficiary. Rachel and David are named as Beneficiaries in the secondary class. If Elizabeth is alive when the Insured dies, she receives the death benefit. If Elizabeth is not alive but Rachel and David are alive when the Insured dies, Rachel and David receive the death benefit.

Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary, but has no other rights under this policy.

If no Beneficiary designated under this policy survives the Insured, the Beneficiary will be the Owner unless the policy states otherwise. The interest of any Beneficiary will be subject to any assignment of this policy that is binding on us at the time of the Insured’s death.

See the Policy Ownership section in Part 4.

Dates - Policy Date, Policy Anniversary Date, Policy Year, Monthly Charge Date, Issue Date, Valuation Date, Register Date

The Policy Date is shown in the Policy Specifications. It is the starting point for determining Policy Anniversary Dates, Policy Years, and the Monthly Charge Dates. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the first Policy Anniversary Date, or from one Policy Anniversary Date to the next, is called a Policy Year.

The Monthly Charge Date is the date on which Monthly Charges for this policy are due. The first Monthly Charge Date is the Policy Date. The Monthly Charge Date is the same day of each month thereafter.

	Example:	The Policy Date is June 10, 2021. The first Policy Anniversary Date is one year later, June 10, 2022. The period from June 10, 2021, through June 9, 2022, is a Policy Year. The first Monthly Charge Date is June 10, 2021. The next Monthly Charge Date is one month later, July 10, 2021.

ICC18-MMVUL	Page 1

The Issue Date is also shown in the Policy Specifications. The Issue Date starts the contestability and suicide periods. We discuss contestability and suicide later in this Part.

A Valuation Date is any day the New York Stock Exchange (or its successor) is open for trading. The Valuation Date ends when the New York Stock Exchange closes, usually 4 p.m. Eastern Time. A Financial Transaction will be effective as of the Valuation Date on which the transaction request is received in Good Order at our Home Office or Administrative Office. If the transaction request is not in Good Order when we receive it, the transaction will be effective as of the Valuation Date on which it first becomes in Good Order. If the transaction request is received after the end of a Valuation Date or on any day the New York Stock Exchange is not open (typically weekends and major U.S. holidays), the transaction will be effective as of the next Valuation Date.

The Register Date is the date that we first allocate Net Premium payments for this policy among the Guaranteed Principal Account and the divisions of the Separate Account. It is the Valuation Date that is on, or next follows, the later of:

• The day after the Issue Date; and • The day we receive in Good Order the First Premium for this policy at our Home Office or Administrative Office.

Ages - Issue Age, Attained Age	The Issue Age of the Insured (shown in the Policy Specifications) is the age of the Insured on the birthday nearest the Policy Date.

	Example:	Elizabeth’s 32nd birthday was May 12th. The Policy Date is today, December 1. Since December 1 is closer to her 33rd birthday, her Issue Age will be 33.

The Attained Age of the Insured is the Insured’s Issue Age increased by the number of full Policy Years elapsed.

Face Amount	The Face Amount is the amount of insurance coverage this policy provides while the policy is In Force. The Initial Face Amount is the Face Amount on the Policy Date. The Face Amount of this policy can be increased as described in the Increases In The Face Amount provision in Part 4. Each increase is treated as its own segment and has its own Face Amount.

Year Of Coverage	For the Initial Face Amount, each Policy Year is a Year Of Coverage. If the Face Amount of this policy has been increased (as discussed in Part 4), Years Of Coverage for each increase will be measured from the effective date of the increase.

Home Office or Administrative Office	Our Home Office and Administrative Office address is located on the cover page of the policy. We may designate a different address in the future.

Written Request	A Written Request is a request in writing, satisfactory to us, received by us at our Home Office or Administrative Office. We allow the telephone, Internet or other electronic media to be used for certain transactions that require a Written Request, in accordance with our administrative practices and procedures.

Good Order	Good Order means that we have everything we need to properly process a request, a Financial Transaction, or other transaction; this may include proper completion of certain forms, valid instructions and authorizations, or other administrative requirements.

Currency	All payments made to us and by us will be in the lawful currency of the United States of America. All monetary amounts shown in this policy are in U.S. dollars.

ICC18-MMVUL	Page 2

Financial Transaction	A Financial Transaction is any transaction that requires the purchase or sale of Accumulation Units or involves the movement of funds from or to the Guaranteed Principal Account. Examples of Financial Transactions are premium payments, transfers, loans and withdrawals.

Policy Debt	Policy Debt means all outstanding policy loans plus accrued loan interest.

In Force	In Force means that the insurance provided by this policy is in effect and has not terminated. This policy will be In Force on the later of (a) its Issue Date and (b) the date the first Premium is received in Good Order, unless:

•     There has been a change in the insurability of the Insured prior to the Issue Date;

•     The Company has issued an amendment to the application or requested supplemental information; or

•     The Company has requested a statement verifying the current insurability of the Insured.

If any of the above conditions apply, this policy will be considered In Force on the later of (a) the date all required supplemental information is received at our Home Office or Administrative Office and (b) the date the First Premium is received. Supplemental information may include, but is not limited to:

•     Evidence of policy delivery;

•     Evidence that there has been no material change in the Insured’s health; and

•     Completed application amendments.

This policy will continue In Force to the Insured’s death unless:

•     This policy terminates under the terms of the Grace Period And Termination provision in Part 3; or

•     The policy is surrendered.

Policy A Legal Contract	This policy is a legal contract between the Owner and us. The entire contract consists of this policy, the Policy Specifications, the attached application, any supplemental applications, and any attached rider(s) and endorsement(s). Any subsequent applications requesting policy changes or reinstatement of this policy will also become part of the contract, and copies of any such applications will be sent to the Owner for attachment to this policy. In addition, generally, if a policy change is made, we will send the Owner any revised or additional Policy Specifications for attachment to this policy.

We have issued this policy in return for the application and the payment of the First Premium. Any changes or waiver of this policy’s terms must be in writing and signed by our Secretary or an Assistant Secretary to be valid.

Attachment Of Riders	Any riders that we make available for attachment to this policy after issue may be attached subject to a Written Request and evidence of insurability, satisfactory to us.

Representations And Contestability	We rely on all statements made by or for the Insured in the application(s). Legally, those statements are considered to be representations and not warranties.

We can bring legal action to contest the validity of this policy, or any policy change or reinstatement requiring evidence of insurability, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been in the initial application or in a subsequent application, and a copy of that application must have been attached to (or sent to the Owner for attachment to) and made a part of this policy.

ICC18-MMVUL	Page 3

Except for any policy change or reinstatement requiring evidence of insurability, we cannot, in the absence of fraud, contest the validity of this policy after it has been In Force during the lifetime of the Insured for two years from the Issue Date.

For any policy change requiring evidence of insurability, we cannot, in the absence of fraud, contest the validity of the change after it has been in effect for two years during the lifetime of the Insured.

If evidence of insurability is required to reinstate this policy (see Reinstating This Policy in Part 4), our right to contest the validity of this policy begins again on the date of reinstatement for statements made in the reinstatement application. We cannot, in the absence of fraud, contest the reinstated policy after it has been In Force during the lifetime of the Insured for two years from the reinstatement date.

“In the absence of fraud,” as stated in this provision, applies only when permitted by applicable law in the state where this policy is delivered or issued for delivery.

Misstatement Of Age Or Gender	If the Insured’s date of birth or gender is misstated in the application, an adjustment will be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent monthly Insurance Charge using the correct age and gender. If the adjustment is made before the Insured dies, the Face Amount will remain the same, and future monthly charges will be based on the correct age and gender.

Death By Suicide	If the Insured commits suicide, while sane or insane, within two years from the Issue Date and while the policy is In Force, this policy will terminate. In this case, we will only pay an amount equal to the premiums accepted for this policy, less any amounts withdrawn and less any Policy Debt. This payment will be made to the Beneficiary. No additional payments will be made.

If the Insured commits suicide, while sane or insane, within two years from the reinstatement date and while the policy is In Force, this policy will terminate. In this case, we will only pay an amount equal to any amount paid to reinstate the policy and any premiums accepted thereafter, less any amounts withdrawn and less any Policy Debt. This payment will be made to the Beneficiary. No additional payments will be made.

If the Insured commits suicide, while sane or insane, within two years after the effective date of any increase in the Face Amount, we will only pay an amount equal to the Monthly Charges for that increase segment. This payment will be made to the Beneficiary. No additional payments will be made for that Face Amount increase. However, if a payment as described in either of the two preceding paragraphs is made, the additional payment described in this paragraph will not be made.

Monthly Charges are discussed in Part 3. Withdrawals, policy loans, and reinstatement are discussed in Part 4.

Status For Federal Tax Purposes	This policy is intended to qualify as a “life insurance contract” for federal tax purposes. To maintain its status as a “life insurance contract”, we will monitor the policy for compliance with the limits established by the Internal Revenue Code. In any Policy Year, we reserve the right to take any action we deem necessary to maintain the status of the policy, including the right to refund policy premium or to distribute to you a portion of the Account Value. We may adjust the applicable limits to reflect any policy change(s) we permit, but we may also restrict or deny any change to policy benefits (such as Face Amount increases, rider additions, Face Amount decreases, rider removal or reduction, or withdrawals) to the extent required to maintain the policy’s status.

ICC18-MMVUL	Page 4

This policy may not qualify as life insurance under federal tax law after the Insured reaches Attained Age 121, and may be subject to adverse tax consequences. A tax advisor should be consulted before the Owner chooses to continue the policy after the Insured reaches Attained Age 121.

Juvenile Risk Classification	Insurance Charges per thousand of insurance risk will be based on composite rates until the Insured reaches Attained Age 18. On the Policy Anniversary upon which the Insured reaches Attained Age 18, Insurance Charges will be based on the Non-Tobacco risk class as shown in the Policy Specifications. On or after that Policy Anniversary, the Insured’s risk class or rating may be changed to a more favorable risk class or rating by Written Request. This request is subject to the underwriting requirements in effect at the time of your Written Request, and will require satisfactory evidence of the Insured’s insurability.

If the Insured’s risk class or rating is changed, the new risk class or rating will become effective on the Monthly Charge Date that is on, or precedes, the date we approve the change. We will send the Owner revised Policy Specifications with the new risk class or rating and any updated charges and premiums.

Conformity With Interstate Insurance Product Regulation Commission Standards	This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this policy that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards in effect for this product type is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date.

Part 2.            Premium Payments

This Part discusses the premiums payable to increase the Account Value of this policy as necessary to keep this policy In Force.

First Premium	The First Premium for this policy is due on the Policy Date and is shown in the Policy Specifications.

Planned Premium(s)	The Planned Premium for this policy is shown in the Policy Specifications. The frequency of Planned Premiums for this policy is as elected in the application. The frequency and amount of the Planned Premium may be changed by Written Request; the frequency may be monthly, quarterly, semi-annually, or annually.

We also provide a pre-authorized payment plan. This plan, and any other alternate premium plans we provide, are governed by the rules we set.

Timely payment of Planned Premiums does not guarantee that this policy will stay In Force until the Insured has died. Policy coverage may be affected by:

•     The amount, frequency and timing of premium payments;

•     Changes in the Face Amount and Death Benefit Option;

•     Changes in the interest credited to the Fixed Account Value;

•     Earnings or losses in the Separate Account;

•     Allocation of Net Premiums among the Guaranteed Principal Account and Separate Account divisions;

•     Changes in this policy’s Monthly Charges and expense charges;

•     The addition of, or changes in, policy benefit riders; and

•     Policy loans or withdrawals.

ICC18-MMVUL	Page 5

If continued payment of the Planned Premium during a Policy Year would exceed the Limit On Total Premium Payments for the Policy Year shown in the Policy Specifications, we may decrease the Planned Premium to an amount that would not exceed that limit.

If premium payments are discontinued, we will continue to deduct Monthly Charges from the Account Value, and the policy will stay In Force subject to the Grace Period And Termination provision in Part 3.

Premium Flexibility And Premium Notices	After the First Premium has been paid, there is no requirement that any amount of premium be paid on any date, unless a payment is needed to keep this policy In Force as discussed in the Grace Period and Termination provision in Part 3. Payments of premium are subject to the Limit On Total Premium Payments shown in the Policy Specifications.

We will send premium notices for the Planned Premium based on the amount and frequency in effect. We will stop sending notices for the Planned Premium upon receipt of the Owner’s Written Request to do so. We do not send premium notices if you have elected a pre-authorized payment plan.

Except as needed to keep this policy In Force as discussed in the Grace Period And Termination provision in Part 3, no premium payments may be made after the Policy Anniversary Date nearest the Insured’s Attained Age 121.

Where To Pay Premiums	All premiums after the First Premium are payable to us at our Home Office or Administrative Office or at the place shown for payment on the premium notice.

Right To Refund Premiums	We have the right to refund any amount of premium paid in a Policy Year that exceeds the Limit On Total Premium Payments for the Policy Year shown in the Policy Specifications.

A Limit On Total Premium Payments also may be stated in the Policy Specifications. If such a limit is stated, we will automatically refund the amount of any premium paid that exceeds that limit.

Net Premium	A Net Premium is a premium payment we accept for this policy less the premium expense charge we deduct at that time. The Maximum Premium Expense Charge we can deduct from each premium payment is shown in the Policy Specifications.

We apply each Net Premium to this policy on the date we receive the premium payment in Good Order.

See the definition of Valuation Date in Part 1 for the effective date of Financial Transactions, such as premium payments.

If the Face Amount of this policy has been increased (as discussed in Part 4), premium payments received once an increase becomes effective will be allocated to each segment of the Face Amount. (The Initial Face Amount can consist of one or more Face Amount segments; each increase in the Face Amount is a separate segment.) Each Face Amount segment may have its own premium expense charge. The premium allocation will be made on a pro rata basis using the Premium Expense Factor for each segment. The Premium Expense Factor for each segment of the Face Amount is shown with the Table Of Maximum Monthly Insurance Charges in the Policy Specifications.

Allocation Of Net Premiums	Prior to the Issue Date, any premium we accept will be allocated to our General Investment Account. On the Issue Date, any Net Premium we have previously accepted and any Net Premium accepted on that date will be allocated to the Guaranteed Principal Account, provided it is sufficient to pay the initial premium due. On the

ICC18-MMVUL	Page 6

Register Date, any Fixed Account Value of this policy will be allocated as requested to the Guaranteed Principal Account and the divisions of the Separate Account.

On or after the Register Date, each Net Premium we accept will be allocated according to the Net Premium allocation in effect on the date of receipt. You may allocate Net Premium to the Guaranteed Principal Account and to the divisions of the Separate Account based on a percentage of each Net Premium payment.

The Net Premium allocation is determined at the time of application for this policy. The allocation may be changed by any later election satisfactory to us and received at our Home Office or Administrative Office.

The amount of each Net Premium we allocate to a division of the Separate Account will be applied to purchase Accumulation Units for this policy in that division. See the Purchase And Sale Of Accumulation Units provision in Part 3.

General Investment Account	Our assets are held in a General Investment Account. Subject to applicable law, we have sole discretion over the assets in our General Investment Account.

Part 3.           Accounts, Values, Credits And Charges

This Part discusses how this policy’s Account Value and Monthly Charges are determined. This Part also discusses the Grace Period and how to prevent this policy from terminating.

The Separate Account And The Guaranteed Principal Account

Separate Account	The Separate Account shown in the Policy Specifications is a designated segment of the separate investment account we have established under Massachusetts law.

The Separate Account has a number of divisions. Each division invests in shares of an investment fund. The divisions are shown in the Policy Specifications.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the divisions of the Separate Account.

We own the assets of the Separate Account. Those assets will be used only to support variable life insurance policies. That portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer to our General Investment Account any assets exceeding the reserves and other liabilities of the Separate Account. The income and the realized and unrealized capital gains and losses from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, capital gains, or capital losses. The assets of the Separate Account are protected from the claims of our creditors.

Changes In The Separate Account	We have the right to establish additional divisions of the Separate Account from time to time. Amounts credited to any additional divisions established would be invested in shares of other investment funds. For any division, we have the right to substitute new investment funds. We also have the right to close any division to new investments.

Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account. Any change in the investment policy for the Separate Account will first be approved by the Insurance Commissioner of the state of Massachusetts. Any changes will also be filed and/or approved if required by the state where this policy is issued.

ICC18-MMVUL	Page 7

We also have the right to create new Separate Accounts and divisions.

We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units	Accumulation Units are used to measure the Variable Account Value of this policy. The value of a unit is determined as of the close of each Valuation Date. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit. The value of Accumulation Units is discussed further in Part 6.

Purchase And Sale Of Accumulation Units	Amounts are credited to and taken from divisions of the Separate Account by purchasing and selling Accumulation Units. Accumulation Units will be purchased and sold at the unit value of each division as of the close of the Valuation Date of the purchase or sale. The number of units purchased or sold will be the amount of money for purchase or sale divided by that unit value as of the close of that Valuation Date.

	Example:	The amount applied is $550. The date of purchase is June 10, 2021. The accumulation unit value on that date is $10. The number of units purchased would be 55 ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units ($550 divided by $11 = 50).

In no case will Accumulation Units be purchased or sold before the Register Date.

Guaranteed Principal Account	The Guaranteed Principal Account is part of our General Investment Account and has no connection with, and does not depend on, the investment performance of the Separate Account. We have a right to establish additional guaranteed accounts from time to time.

Values Of This Policy

Account Value	The Account Value of this policy on any date is the Variable Account Value of this policy plus the Fixed Account Value of this policy, both determined as of that date.

Variable Account Value	The Variable Account Value of this policy reflects:

•     The Net Premiums for this policy allocated to the Separate Account; plus

•     Any amounts for this policy transferred into the Separate Account from the Guaranteed Principal Account; less

•     Any amounts transferred or withdrawn from the Separate Account for this policy; less

•     Any surrender charges for this policy deducted from the Separate Account due to any decreases in the Face Amount; plus

•     Any Persistency Credits allocated to the Separate Account, if applicable; less

•     Any Monthly Charges for this policy deducted from the Separate Account; adjusted by

•     The net investment experience of the Separate Account.

Net Premiums, transfers, withdrawals, surrender charges, Persistency Credits, and Monthly Charges are all reflected in the Variable Account Value through the purchase or sale of Accumulation Units. The net investment experience is reflected in the value of the Accumulation Units. Net Premiums are discussed in Part 2, and Persistency Credits and Monthly Charges are discussed in this Part. Transfers, withdrawals, and surrender charges are discussed in Part 4.

ICC18-MMVUL	Page 8

The value of the Accumulation Units credited to this policy in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

The Variable Account Value of this policy on any date is the total of the values of the Accumulation Units credited to this policy in each division of the Separate Account.

Fixed Account Value	The Fixed Account Value of this policy reflects:

•      The Net Premiums for this policy allocated to the Guaranteed Principal Account; plus

•      Any amounts for this policy transferred into the Guaranteed Principal Account from the Separate Account; less

•      Any amounts for this policy transferred or withdrawn from the Guaranteed Principal Account; less

•      Any surrender charges for this policy deducted from the Guaranteed Principal Account due to any decreases in the Face Amount; plus

•      Any Persistency Credits allocated to the Guaranteed Principal Account, if applicable; less

•      Any Monthly Charges for this policy deducted from the Guaranteed Principal Account; plus

•      Interest credited to the Fixed Account Value.

Interest On Fixed Account Value	The Fixed Account Value of this policy earns interest at an effective annual rate defined in this provision. Interest is credited daily through the date the Fixed Account Value is computed.

For any Fixed Account Value equal to the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

• The annual loan interest rate in effect during the current Policy Year less the loan interest rate expense charge; or • The Minimum Annual Interest Rate For The Guaranteed Principal Account.

The loan interest rate is discussed in the Interest On Loans provision in Part 4. The Maximum Loan Interest Rate Expense Charge and the Minimum Annual Interest Rate For The Guaranteed Principal Account are shown in the Policy Specifications.

For any Fixed Account Value in excess of the amount of any policy loan, the interest rate we use will be the daily equivalent of the greater of:

•      The Minimum Annual Interest Rate For The Guaranteed Principal Account; or

•      An alternate annual rate established by us. The alternate annual rate of interest will be based on our expectations as to future experience regarding one or more of the following: investment earnings, persistency, expense and tax results, capital and reserve requirements and profits. This rate will be declared for each calendar month in advance; once declared for a month, it cannot be changed.

Persistency Credit	Beginning on the Persistency Credit Start Date shown in the Policy Specifications, and on each Monthly Charge Date thereafter, we may apply a Persistency Credit to your Account Value. The availability of the Persistency Credit will end when this policy terminates.

We will allocate any Persistency Credit to the divisions of the Separate Account and Guaranteed Principal Account based on the Net Premium allocation in effect as of the Monthly Charge Date. Once paid, the Persistency Credit becomes part of the policy’s Account Value and is nonforfeitable, except indirectly due to the collection of any surrender charges.

ICC18-MMVUL	Page 9

If the Persistency Credit is paid, it will be calculated on each Monthly Charge Date after Net Premiums are applied and after any policy loan, policy change, transfer or withdrawal is processed, but before Monthly Charges are deducted.

The amount of any Persistency Credit is calculated as follows:

(a) A monthly Persistency Credit percentage based on an annual rate that we declare; multiplied by (b) The non-loaned Account Value

The payment of the Persistency Credit is not guaranteed. We may reduce or discontinue this feature at any time based on our expectations as to future experience regarding one or more of the following: investment earnings, persistency, expense and tax results, capital and reserve requirements and profits.

Monthly Policy Charges

Monthly Charge(s)	Monthly Charges will be deducted monthly from the Account Value of this policy. Monthly Charges are due on each Monthly Charge Date prior to the Insured’s Attained Age 121.

Monthly Charges for this policy will be taken from the divisions of the Separate Account and from the non-loaned portion of the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the non-loaned portion of the Guaranteed Principal Account. Monthly Charges will first be deducted on the day that we receive the First Premium payment or, if later, the day after the Issue Date. After we have deducted charges for the first time, Monthly Charges will be deducted on each subsequent Monthly Charge Date. Monthly Charges will also be deducted on the date that we receive the amount of premium needed to prevent termination, as discussed in the Grace Period And Termination provision in this Part.

We assess four types of Monthly Charges: an Administrative Charge, a Face Amount Charge, an Insurance Charge, and a Rider Charge; each is discussed in this section.

Administrative Charge	The amount of the monthly Administrative Charge will be determined by us. However, it will not exceed the Maximum Monthly Administrative Charge shown in the Policy Specifications.

Face Amount Charge	The amount of the monthly Face Amount Charge will be determined by us. If the Face Amount of the policy has been increased (as discussed in Part 4), the amount of the monthly Face Amount Charge will be the sum of the charges determined separately for each segment of the Face Amount. For each segment of the Face Amount, the charge will not exceed the result of:

•     The current Face Amount divided by 1,000; then multiplied by

•     The applicable Maximum Monthly Face Amount Charge (per $1,000 of Face Amount) for the Year Of Coverage. These maximum charges are shown in the Policy Specifications.

Insurance Charge	The Maximum Monthly Insurance Charge rates per $1,000 of insurance risk are shown in the Table(s) Of Maximum Monthly Insurance Charges of the Policy Specifications. Maximum Monthly Insurance Charge rates for the Initial Face Amount and for each Face Amount increase will be shown in separate tables.

The insurance risk is computed as of the date the charge is due. All amounts are calculated as of that date. The insurance risk is determined by the following steps.

ICC18-MMVUL	Page 10

(a)  We compute the Account Value of this policy after all additions and deductions other than the deduction of the insurance risk charge and the Rider Charge for any disability rider or waiver rider.

(b)  We determine the amount of benefit under the Death Benefit Option in effect (as discussed in Part 5). The Minimum Death Benefit (discussed in Part 5) used here is based on the Account Value computed in (a).

(c)  We divide the amount of benefit determined in (b) by 1 plus the monthly equivalent (expressed as a decimal fraction) of the Minimum Annual Interest Rate For The Guaranteed Principal Account shown in the Policy Specifications.

(d)  We subtract the Account Value, as computed in (a), from the amount determined in (c). The result is the monthly insurance risk.

If there are two or more Table(s) Of Maximum Monthly Insurance Charge rates, the pro rata insurance risk allocated to each table will be based on the proportionate amount of Face Amount for the table to the total Face Amount. If the insurance risk is increased due to the Minimum Death Benefit (discussed in Part 5), the table that applies to the most recent increase requiring evidence of insurability will be used for such increase.

	Example:	The Initial Face Amount of your policy is $500,000. You later increase the Face Amount by $250,000. The Death Benefit Option is 1, and the benefit under Death Benefit Option 1 is $750,000. The pro rata portion of insurance risk to be allocated to the table for the Initial Face Amount is $500,000 divided by $750,000, or two-thirds. The pro rata portion to be allocated to the table for the increase is $250,000 divided by $750,000, or one-third.

Suppose the insurance risk is computed as $600,000. The Maximum Monthly Insurance Charge per $1,000 of insurance risk will be based on the charge for an amount equal to two-thirds of $600,000, or $400,000, from the Initial Face Amount and an amount equal to one-third of $600,000, or $200,000, from the increase.

Suppose instead that the benefit under Death Benefit Option 1 is $810,000 due to the Minimum Death Benefit and that the insurance risk is $660,000. Then the Maximum Monthly Insurance Charge per $1,000 of insurance risk will be based on the charge for an amount equal to $400,000 from the Initial Face Amount and an amount equal to $260,000 from the increase ($200,000 plus the $60,000 due to the Minimum Death Benefit).

We may charge less than the Maximum Monthly Insurance Charges shown in the table(s). In this case, the monthly Insurance Charge rates will be based on our expectations as to future experience regarding one or more of the following: mortality, investment earnings, persistency, expense and tax results, capital and reserve requirements, and profits. The expense component of these rates is used to offset sales and issue expenses, which decrease over time. Any change in these charges will apply to all individuals in the same class.

Rider Charge	The monthly Rider Charge is the sum of the Monthly Charges for any riders in effect on the Monthly Charge Date. The Monthly Charges for any rider are shown in the Policy Specifications for the rider.

Grace Period And Termination	This policy may terminate without value if its Net Surrender Value on a Monthly Charge Date cannot cover the Monthly Charges due and the Safety Test is not met on that date. However, we allow a Grace Period for payment of the amount of premium needed to avoid termination. The Safety Test is discussed in the next provision.

ICC18-MMVUL	Page 11

The Grace Period begins on the date the Monthly Charges are due. It ends 61 days after we first mail a written notice to the Owner and to any assignee shown in our records at their last known addresses. This notice will state the amount of premium needed to avoid termination. If there is no Policy Debt, the amount of premium needed to avoid termination will be the lesser of the amount needed to satisfy the Safety Test or the amount needed to cover the Monthly Charges due. If there is Policy Debt, the amount needed to avoid termination will be the amount needed to increase the Net Surrender Value to an amount sufficient to cover the Monthly Charges due.

During the Grace Period, the policy will stay In Force. If the Insured dies during the Grace Period, any unpaid premium amount needed to avoid termination will be deducted from the death benefit (see the Amount Of Death Benefit provision in Part 5). The policy will terminate without value if we do not receive payment of the required amount by the end of the Grace Period.

While there is a loan outstanding on this policy, our right to terminate this policy under the terms of the Policy Debt Limit provision (see Part 4) applies in addition to our right to terminate under this provision.

Even if the Safety Test has been met, this policy may terminate if the Policy Debt Limit is reached as described in that provision.

Safety Test	The Safety Test allows the policy to remain In Force even if the Net Surrender Value is not sufficient to pay the Monthly Charges, provided that the Guarantee Monthly Premium requirements have been met, and the Guarantee Period has not expired. However, even if the Safety Test has been met, this policy may terminate if the Policy Debt Limit is reached as described in that provision.

During the Guarantee Period, the Safety Test is met if the result of premiums paid less any amounts withdrawn, accumulated with interest to that day, equals or exceeds the sum of the Guarantee Monthly Premium from the Policy Date to that day, accumulated with interest. The Guarantee Period and the Guarantee Monthly Premium are shown in the Policy Specifications.

The Net Surrender Value at the end of the Guarantee Period may be insufficient to keep this policy In Force unless an additional premium payment is made at that time.

In determining if the Safety Test is met, interest is accumulated at an effective annual rate equal to the Minimum Annual Interest Rate For The Guaranteed Principal Account, which is shown in the Policy Specifications. In accumulating premiums paid, we exclude any premium amounts refunded under the Right To Refund Premiums provision in Part 2. Also, we assume in this test that Guarantee Monthly Premiums are paid on each Monthly Charge Date.

	Example:	On the 6th Monthly Charge Date, the Monthly Charges are $100, but the Net Surrender Value, before the deduction for Monthly Charges, is only $95. There is no Policy Debt. The policy is in the Guarantee Period, and the Guarantee Monthly Premium is $25. Premium payments of $35 were made on each Monthly Charge Date including the current one. There were no withdrawals. In this case, the Safety Test is met.

If the Safety Test is met and the Account Value is not sufficient to cover the Monthly Charges due, the Monthly Charges due will be reduced to an amount equal to the Account Value. The Account Value will never be less than zero.

If the Net Surrender Value is sufficient to cover the Monthly Charges due, the policy will not terminate even if the Safety Test is not met.

ICC18-MMVUL	Page 12

Any increase in the Face Amount of this policy or the addition of any riders may increase the applicable Guarantee Monthly Premium. Likewise, any decrease in the Face Amount of this policy or the removal of riders may decrease the Guarantee Monthly Premium.

Part 4.            Life Benefits

This Part discusses the Owner’s rights and benefits available under this policy while the Insured is living.

Policy Ownership

Rights Of Owner	While the Insured is living, the Owner may exercise all rights given by this policy or allowed by us. These rights include changing Beneficiaries, changing ownership, assigning this policy, enjoying all policy benefits, and exercising all policy options.

Changing The Owner Or Beneficiary	While the Insured is living, the Owner or any Beneficiary may be changed by Written Request. However, you may not change the Owner without our approval. We may refuse, to the extent necessary to comply with any applicable laws, rules, or regulations, any requested change on a non-discriminatory basis. The consent of any Irrevocable Beneficiary is needed to change that Irrevocable Beneficiary’s designation. We do not limit the number of changes that may be made. Unless otherwise specified by the Owner, the change will take effect as of the date the request is signed, even if the Insured’s death occurs before we receive it. Each change will be subject to any payment we made or other action we took before receiving the Written Request.

Transfers Of Values	Subject to the Limits On Transfers provision below, the following Transfers Of Values may be made:

•     Transfers Of Values between divisions of the Separate Account. These transfers will be made by selling all or part of the Accumulation Units in a division and applying the value of the sold units to purchase units in any other division.

•     Transfers Of Values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the Accumulation Units in a division and applying the value of the sold units to the Guaranteed Principal Account.

•     Transfers Of Values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the non-loaned portion of the Guaranteed Principal Account to purchase Accumulation Units in one or more divisions of the Separate Account.

All transfers that are effective on the same Valuation Date will be treated as one transfer. See the definition of Valuation Date in Part 1 for the effective date of Financial Transactions, such as Transfers Of Values.

Limits On Transfers	We impose certain limitations on the Transfers Of Values provision set forth above. They include, but are not limited to the following:

•     Transfers must be submitted by Written Request to our Home Office or Administrative Office.

•     Transfers must be in whole-number percentages or in dollar-and-cent amounts.

•     Transfers from the Guaranteed Principal Account to the Separate Account (excluding any transfer initiated by us) are limited to one each Policy Year and cannot exceed 25% of the non-loaned Fixed Account Value of this policy on the date of transfer.

•     However, if 25% of the non-loaned Fixed Account Value is transferred to the Separate Account and no additional premium is allocated to the Guaranteed Principal Account for three consecutive Policy Years, the remaining non-loaned Fixed Account Value may be transferred in the next Policy Year.

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•     Transfers are not permitted from the Guaranteed Principal Account to the money market division of the Separate Account.

•     Transfers from a division of the Separate Account to the money market division of the Separate Account are not permitted within 90 days of any transfer from the Guaranteed Principal Account.

•     We reserve the right to limit transfers such that no transfers may be made for at least 90 days after the preceding transfer. Any such limitation would not apply to a transfer of all funds in the Separate Account to the Guaranteed Principal Account, to transfers resulting from a policy loan, or to automated transfers in connection with any program we have in place.

•     We reserve the right to restrict transfers initiated by a market-timing organization, or individual, or other party authorized to give transfer instructions on behalf of the Owner.

Assigning This Policy	This policy may be assigned. However, we may refuse, to the extent necessary to comply with any applicable laws, rules, or regulations, any request to assign this policy on a non-discriminatory basis. For any assignment to be binding on us, we must receive a signed copy of it at our Home Office or Administrative Office. We will not be responsible for the validity of any assignment. Unless otherwise specified by the Owner, the assignment will take effect as of the date the notice of assignment is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice.

Once we receive a signed copy of an assignment, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt. Policy Debt is discussed in the Right To Make Loans provision in this Part.

Right To Change The Face Amount

While this policy is In Force, the Face Amount may be changed. We may limit the number and the size of the changes in a Policy Year.

Increases In The Face Amount	While the Insured is living, the Face Amount of this policy may be increased upon written application. Evidence of insurability that is satisfactory to us is required for each increase. The amount of each increase must be for at least the Minimum Face Amount Increase shown in the Policy Specifications.

If the Net Surrender Value is insufficient to keep the changed policy In Force for three months at the new Monthly Charges and interest, we may require a payment sufficient to increase the Net Surrender Value to such amount.

Any increase elected under any insurability protection type of rider will be effective as stated in that rider. Any other increase in the Face Amount will be effective on the Monthly Charge Date that is on, or precedes, the date we approve the application.

Insurance Charges and Face Amount Charges for each increase elected are determined and deducted from the Account Value of this policy as described in the Monthly Charges provision in Part 3. These charges will be deducted from the Account Value beginning on the effective date of the increase. Additional surrender charges (discussed later in the Net Surrender Value provision in this Part) and additional Face Amount Charges (as discussed previously in the Face Amount Charge provision in Part 3) will apply for each increase elected.

No increase in the Face Amount will be permitted after the Policy Anniversary Date nearest the maximum Issue Age for this product at the time the increase is requested.

ICC18-MMVUL	Page 14

Decreases In The Face Amount	After the first Policy Year, the Face Amount may be decreased by the Owner’s Written Request while the Insured is living. However, the decrease must not reduce the Face Amount to an amount less than the Minimum Face Amount shown in the Policy Specifications. No decrease is permitted within one year following the effective date of any increase.

Any decrease is effective on the Monthly Charge Date that is on, or precedes, the date we receive the Written Request. If a decrease follows one or more increases, the decrease is taken from the most recent increase(s).

The surrender charge taken will not exceed the pro rata surrender charge for the decrease in Face Amount. This pro rata surrender charge is determined by multiplying the percentage that each Face Amount segment has been decreased by the surrender charge for each Face Amount segment. The percentage of surrender charge for a decreased Face Amount segment that remains In Force after a decrease is equal to 1 minus the percentage of the surrender charge taken for the Face Amount segment that remains In Force. We will send you a new Table Of Surrender Charges for the remaining Face Amount. Surrender charges are discussed in the Net Surrender Value provision in this Part.

No decrease in the Face Amount will be permitted beyond the Insured’s Attained Age 120.

Evidence Of Changes	If the Face Amount is changed, we will send the Owner any revised or additional Policy Specifications for attachment to this policy. If the Face Amount is increased, we will also send a copy of the application for the increase. However, we have the right to require that the policy be sent to us to make the change.

Borrowing Against This Policy

Right To Make Loans	Once the Account Value exceeds any surrender charges that apply, the Owner may borrow against this policy while the Insured is living. The policy must be properly assigned to us before the loan is made. The policy will be the sole security of the loan. No other collateral is needed.

We may delay the granting of any loan for up to six months from the date we receive your loan request, except for a loan to pay premiums to us.

Effect Of Loan	A loan is attributed to each division of the Separate Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the non-loaned portion of the Guaranteed Principal Account at the time of the loan. The amount of the loan attributed to each division of the Separate Account will be transferred to the Guaranteed Principal Account. Any such transfer is made by selling Accumulation Units in the division and applying the value of those units to the Guaranteed Principal Account on the date the loan is made pursuant to the Purchase and Sale of Accumulation Units provision in Part 3. Any interest added to the loan will be treated as a new loan under this provision.

The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account and will earn interest as described in the Interest On Fixed Account Value provision in Part 3.

Maximum Loan Available	There is a maximum amount that can be borrowed on any date. It is the amount that, with loan interest on it to the next Policy Anniversary Date, will equal the current Account Value less surrender charges. This maximum amount will be reduced by any outstanding Policy Debt.

Interest On Loans	Interest accrues daily at the fixed Loan Interest Rate shown in the Policy Specifications and becomes part of the Policy Debt.

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Interest charged on loans is not due in advance. Accrued loan interest is due on each Policy Anniversary Date. If accrued interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

	Example:	You have a loan of $1,000. Suppose the interest due on the next Policy Anniversary Date is $50. If it is not paid on that date, we will add it to the existing loan. From then on, the loan will be $1,050 and interest will be charged on this new amount.

Policy Debt Limit	Policy Debt may not equal or exceed the Account Value less any surrender charges that apply. If this Policy Debt Limit is reached, we can terminate this policy. To terminate for this reason, we must mail written notice to the Owner and any assignee shown in our records at their last known addresses. This notice will state the amount needed to bring the Policy Debt back within the limit. If we do not receive payment within 61 days after the date we mail the notice, the Account Value will be reduced by any surrender charges that apply and this policy will terminate without value at the end of those 61 days.

Our right to terminate this policy under the terms of this provision applies whether or not the Safety Test has been met.

Repayment Of Policy Debt	All or part of any Policy Debt may be repaid at any time while the Insured is living and while this policy is In Force. Each loan repayment will be credited on the Valuation Date we receive it, in Good Order, at our Home Office or Administrative Office.

Any repayment of Policy Debt will be allocated first to the Guaranteed Principal Account up to the amount of the policy loan that was attributed to the Guaranteed Principal Account. (For this purpose, no amount of policy loan resulting from unpaid loan interest will be considered to be attributed to the Guaranteed Principal Account.) Any repayment in excess of that amount will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account according to the Net Premium allocation then in effect.

Loan repayments must be clearly identified as loan repayments; otherwise, they will be considered premium payments.

Other Borrowing Rules	We may delay the granting of any loan attributable to the Guaranteed Principal Account for up to six months.

We may delay the granting of any loan attributable to the Separate Account during any period that:

•     The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or

•     The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or

•     The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

Surrendering This Policy And Making Withdrawals

Right To Surrender	This policy may be surrendered for its Net Surrender Value (see next provision) at any time while the policy is In Force and the Insured is living. This policy will terminate as of the date of surrender.

Net Surrender Value	The Net Surrender Value of this policy is equal to the Account Value less any applicable surrender charges and less any Policy Debt. The surrender charge for this policy is the sum of the surrender charges for the Initial Face Amount and all Face Amount increases. These charges are shown in the Table(s) Of Surrender Charges in the Policy Specifications. In no event will the Net Surrender Value be less than zero.

ICC18-MMVUL	Page 16

Making Withdrawals	After the first Policy Year, withdrawals may be made by Written Request at any time while this policy is In Force and the Insured is living. The request for a withdrawal must state the account (or accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or divisions) from which the withdrawal will be made.

See the definition of Valuation Date in Part 1 for the effective date of Financial Transactions, such as withdrawals.

On the date of a withdrawal, the Account Value of this policy is reduced by the amount of the withdrawal.

The withdrawal from the Guaranteed Principal Account will be made by reducing the value in that account to provide the amount of the withdrawal. A withdrawal from a division of the Separate Account will be made by selling a sufficient number of Accumulation Units to provide the amount of the withdrawal.

Withdrawals will be subject to the following limits:

•     The minimum amount of a withdrawal is $100;

•     The maximum amount of a withdrawal on any date is 75% of the Net Surrender Value of this policy on that date; and

•     The Face Amount after a withdrawal must not be less than the Minimum Face Amount shown in the Policy Specifications.

The Face Amount will be decreased if:

•     Death Benefit Option 1 or Death Benefit Option 3 is in effect, as described in the Death Benefit Options provision in Part 5; and

•     The Minimum Death Benefit (described in Part 5) after the withdrawal would be less than the amount of benefit provided by that Death Benefit Option; and

•     We have not received evidence of insurability satisfactory to us.

In this case, the Face Amount will be decreased by an amount equal to the excess of (A) over (B), where:

(A) is the withdrawal amount; and
(B) is the lowest amount of withdrawal that would reduce the Minimum Death Benefit below the amount of benefit provided by the Death Benefit Option in effect just after the withdrawal.

If a decrease follows one or more Face Amount increases, the decrease is taken from the most recent increase(s).

	Example:	Death Benefit Option 1 is in effect and you make a withdrawal without furnishing us satisfactory evidence of insurability. Prior to your withdrawal, your policy has a Face Amount of $200,000, an Account Value of $25,000, and a Minimum Death Benefit of $50,000 (the Death Benefit Factor is 2.00). If you make a withdrawal of $10,000, the Account Value will be reduced to $15,000, the Minimum Death Benefit will be reduced to $30,000, the Face Amount will be reduced to $190,000, and $10,000 is paid to you.

If a maximum withdrawal is requested, the amount of the withdrawal will be deducted on a pro rata basis from the available divisions.

ICC18-MMVUL	Page 17

If the Face Amount is reduced due to a withdrawal, we will send the Owner any revised Policy Specifications for attachment to this policy. However, we have the right to require that the policy be sent to us to make the changes.

How We Pay	Any withdrawal made will be paid in one sum. If the policy is surrendered, the Net Surrender Value will also be paid in one sum.

We may delay paying any surrender or withdrawal from the Guaranteed Principal Account for up to six months from the date we receive the Written Request.

We may delay paying any surrender or withdrawal from the Separate Account during any period that:

•     The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or

•     The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or

•     The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

Reinstating This Policy

When Policy May Be Reinstated	After this policy has terminated, it may be reinstated — that is, put back In Force. However, the policy cannot be reinstated if it has been surrendered for its Net Surrender Value. Reinstatement must be made within five years after the date of termination and during the Insured’s lifetime.

Requirements To Reinstate	To reinstate this policy, a written application, evidence of insurability satisfactory to us, and a premium sufficient to keep this policy In Force for three months following reinstatement are required. The amount of the reinstatement premium will be quoted upon request.

Policy After Reinstatement	The policy will be reinstated on the Monthly Charge Date that is on, or precedes, the later of:

• The date we approve the application; and • The date we receive the premium required to reinstate the policy.

The Face Amount when we reinstate the policy will be the Face Amount on the termination date. The Account Value will be the reinstatement premium paid, less any premium expense charge and less any Monthly Charges due. We do not reinstate Policy Debt.

If surrender charges were taken when this policy terminated, the applicable surrender charges will not be reinstated. Otherwise, the Table of Surrender Charges (shown in the Policy Specifications) will apply upon reinstatement as though the policy had not terminated.

Upon reinstatement, the Safety Test will apply subject to the conditions described in the Grace Period And Termination and Safety Test provisions in Part 3.

Our rights to contest the validity of, and terminate, this policy begin again on the date of reinstatement. See the Representations And Contestability and Death By Suicide provisions in Part 1.

ICC18-MMVUL	Page 18

Reports To Owner

Annual Report	Each Policy Year after the Policy Anniversary Date, we will deliver an Annual Report to the Owner. There will be no charge for this report. This report will include the beginning and end dates of the current report period, as well as the Account Value at the beginning and end of the current report period. It also will show the additions to, and deductions from, the Account Value during that Policy Year (including premiums paid, Monthly Charges, amounts withdrawn, surrender charges, and Persistency Credits), the death benefit, Net Surrender Value, and Policy Debt as of the end of the current report period. The report also will include a notice, if applicable, that additional premiums will need to be paid if the projected Net Surrender Value will not be enough to maintain coverage to the next Policy Anniversary Date.

This report also will include any additional information required by applicable law or regulation.

Illustrative Report	In addition to the Annual Reports, after the first Policy Year we will send an illustrative report of guaranteed and non-guaranteed values to the Owner upon Written Request. We may limit the number of illustrations in any Policy Year.

Part 5. The Death Benefit

This Part discusses the amount of money we will pay in a lump sum as a death benefit when we receive due proof at our Home Office or Administrative Office that the Insured has died while this policy was In Force. Payment of the death benefit is subject to the Representations And Contestability provision in Part 1.

Amount Of Death Benefit	If the Insured dies while this policy is In Force, the death benefit will be the amount of benefit provided by the Death Benefit Option in effect on the date of death, reduced by any Policy Debt on the date of death and any unpaid premium needed to avoid termination under the Grace Period And Termination provision in Part 3.

Death Benefit Options	Three Death Benefit Options, described here, are available under this policy. The Death Benefit Option and the Face Amount in effect for this policy are shown in the Policy Specifications. The Minimum Death Benefit is discussed in the next provision.

Death Benefit Option 1 - The amount of benefit is the greater of:

•     The Face Amount in effect on the date of death; or

•     The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 2 - The amount of benefit is the greater of:

•     The Face Amount in effect on the date of death plus the Account Value on that date; or

•     The Minimum Death Benefit in effect on the date of death.

Death Benefit Option 3 - The amount of benefit is the greater of:

•     The Face Amount in effect on the date of death, plus the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision in Part 2) to the date of death, not to include any premium payments made after the Insured’s Attained Age 90; or

•     The Minimum Death Benefit in effect on the date of death.

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Death Benefit Option 3 can be elected only at the time of application. Death Benefit Option 3 is also available with interest applied to all premiums paid (and not refunded) for the first five Policy Years. This interest will increase only the Death Benefit available under this option; it is not credited to the Account Value of this policy. Election of the interest option must also be made at the time of application. The interest rate for this interest option is declared monthly and credited on each Monthly Charge Date during the first five Policy Years, although we do not guarantee that the interest rate will be greater than zero. Interest is credited on the cumulative premiums paid, including any interest previously credited. For purposes of determining the adjusted Face Amount when a Death Benefit Option is changed as described in the Changes In The Death Benefit Option provision, premiums accumulated with interest under this interest option are considered as premiums paid.

Minimum Death Benefit	The Minimum Death Benefit on any date is equal to the Account Value on that date multiplied by the Death Benefit Factor for the Insured’s Attained Age on that date. The Death Benefit Factor for each Attained Age is shown in the Policy Specifications.

Changes In The Death Benefit Option	After the first Policy Year, the Death Benefit Option may be changed upon Written Request while the Insured is living. However, no change in the Death Benefit Option will be permitted beyond the Insured’s Attained Age 120. In addition, the Death Benefit Option may not be changed to Death Benefit Option 3.

A change in the Death Benefit Option will be effective on the Monthly Charge Date that is on, or precedes, the date we approve the change.

When the Death Benefit Option is changed, the Face Amount of this policy also changes on the effective date of the change as follows (all amounts are as of the date of change):

•     Option 1 to Option 2: Decreased by an amount equal to the Account Value;

•     Option 2 to Option 1: Increased by an amount equal to the Account Value;

•     Option 3 to Option 1: Increased by an amount equal to the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision), not to include any premium payments made after the Insured’s Attained Age 90;

•     Option 3 to Option 2: Increased by an amount equal to the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision), not to include any premium payments made after the Insured’s Attained Age 90, and then decreased by an amount equal to the Account Value.

A change in the Death Benefit Option may follow one or more increases in the Face Amount of this policy. In this case:

• If the Face Amount increases, the change will increase the most recent increase, and • If the Face Amount decreases, the change will decrease the most recent increase(s).

No change in the Death Benefit Option will be allowed if the Face Amount after the change would be less than the Minimum Face Amount shown in the Policy Specifications.

We may limit the number of Death Benefit Option changes in any Policy Year.

If the Death Benefit Option or the Face Amount is changed, we will send the Owner any revised or additional Policy Specifications for attachment to this policy.

When We Pay	We will pay the death benefit within seven calendar days after we determine that the claim for the death benefit is in Good Order.

ICC18-MMVUL	Page 20

We may delay paying any portion of a death benefit attributable to the Variable Account Value that becomes payable during any period that:

•     The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closing, or trading is restricted; or

•     The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or

•     The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our policy owners.

Interest On Death Benefit	We will add interest to the death benefit from the date of the Insured’s death to the date of a lump sum payment. The amount of interest will be computed at the rate for funds left on deposit with us that is applicable to individual life insurance policies, or if we have not established a rate for funds left on deposit, at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate, we will use the rate in effect on the date of death.

Additional interest will be added to the date of payment at an effective annual rate of 10% beginning 31 days from the latest of:

•     The date we receive due proof of the Insured’s death;

•     The date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate Beneficiary legally entitled to the proceeds; and

•     The date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships: (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

Part 6. Notes On Our Computations

This Part covers some technical points about this policy.

Accumulation Unit Value	The value of an accumulation unit in each division of the Separate Account was set at $1.000000 on the first Valuation Date selected by us. The value on each subsequent Valuation Date is determined by applying the Change In Net Asset Value (NAV) Formula described below.

Change In Net Asset Value (NAV) Formula	This formula derives the daily investment rate of return for each division of the Separate Account net of the Separate Account asset charge.

This Separate Account asset charge will not exceed the Maximum Separate Account Asset Charge shown in the Policy Specifications.

The Change in NAV Formula is applied to each division of the Separate Account as follows:

1.    The daily change in NAV of the underlying fund is added to the amount of any fund distribution (income or capital gain distribution). This sum is then divided by the previous Valuation Date NAV of the underlying fund. This is the daily gross investment rate of return for the fund; less

2.    The Separate Account asset charge (daily rate).

3.    The result is then multiplied by the previous Valuation Date unit value to produce the next unit value.

ICC18-MMVUL	Page 21

The gross investment rate will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

Adjustment Of Units And Values	We have the right to split or consolidate the number of Accumulation Units credited to the policy, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this policy, or on the Owner, the Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation	The Basis Of Computation consists of the mortality rates and interest rates we use to determine:

• The minimum Net Surrender Values; • The Maximum Monthly Insurance Charges; and • The minimum rate used to credit interest on the Fixed Account Value of the policy.

The mortality rates for the minimum Net Surrender Values and for the Maximum Monthly Insurance Charges are shown in each Table Of Maximum Monthly Insurance Charges in the Policy Specifications. The Minimum Annual Interest Rate For The Guaranteed Principal Account used to credit interest on the Fixed Account Value of the policy is shown in the Policy Specifications. The mortality tables specified apply to amounts in a standard risk classification. Appropriate modifications are made to these tables for any amount that is not in a standard risk classification.

Method Of Computing Values	We filed a detailed statement of the method we use to compute the policy benefits and values with the Interstate Insurance Product Regulation Commission.

Any Net Surrender Values (i.e. nonforfeiture values) available under this policy are not less than the minimum values and benefits required by the NAIC Variable Life Insurance Regulation, Model #270 using Actuarial Guideline XXIV.

ICC18-MMVUL	Page 22

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ICC18-MMVUL

Massachusetts Mutual Life Insurance Company	[Home Office: 1295 State Street Springfield, Massachusetts 01111-0001]

Flexible Premium Adjustable Variable Life Insurance Policy

This Flexible Premium Adjustable Variable Life Insurance Policy provides that:

•	A death benefit is payable when the Insured dies.
•	Within specified limits, flexible premiums may be paid during the Insured's lifetime.
•	Monthly Charges are adjustable, but cannot be more than the maximums shown in the Policy Specifications.
•	This policy is non-participating – No dividends will be paid.

ICC18-MMVUL